SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported) January 24, 2001


                     E. I. du Pont de Nemours and Company
            (Exact Name of Registrant as Specified in Its Charter)


            Delaware                   1-815              51-0014090
    (State or Other Jurisdiction     (Commission       (I.R.S Employer
         of Incorporation)           File Number)     Identification No.)


                              1007 Market Street
                          Wilmington, Delaware  19898
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:  (302) 774-1000

Item 5.  Other Events
         ------------
     The Registrant files, pursuant to Regulation FD, its earnings press release dated January 24, 2001, entitled "DuPont Reports Fourth Quarter And Full Year 2000 Earnings," a copy of which is below. This earnings press release is also filed in connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-61339, No. 33-60069 and No. 333-86363).

January 24, 2001                       Contact:  Clif Webb
WILMINGTON, Del.                                 302-774-4005
                                                 r-clifton.webb@usa.dupont.com

           DUPONT REPORTS FOURTH QUARTER AND FULL-YEAR 2000 EARNINGS
           ---------------------------------------------------------
Summary
-------
o Fourth quarter underlying earnings per share were $.47, bringing full-year underlying earnings to $2.73 per share, 6 percent higher than 1999. For the year, six segments had higher sales and five improved earnings.

o Fourth quarter underlying after-tax operating income (ATOI) was $693 million. ATOI for the quarter was $91 million lower than 1999 reflecting approximately $250 million in higher after-tax costs for raw materials, principally oil, natural gas and their derivatives.

o Segment sales in the fourth quarter of $7.2 billion decreased 8 percent versus 1999. Volumes, including portfolio changes, declined 5 percent and selling prices declined 3 percent. Two percent volume growth outside the United States partly offset an 11 percent U.S. decline.

o Fourth quarter U.S. dollar selling prices declined 3 percent reflecting the impact of a stronger dollar. Globally, local currency selling prices were 2 percent higher in the fourth quarter versus the fourth quarter 1999, the third consecutive quarter of higher prices versus prior year.

o Adverse currency effects, principally from the weak euro, reduced fourth quarter worldwide sales by 5 percent, the largest quarterly impact in seven years. The full-year impact on earnings was $.15 per share, and $.05 per share for the quarter.

o The company anticipates that the challenging macroeconomic conditions experienced in the second half of 2000 will continue into the first half of 2001. See the Outlook section of this news release.

                 Earnings Comparisons - Continuing Operations
                 --------------------------------------------
                             ($ per share diluted)

                                                          Including
                                     Underlying        One-Time Items
                                   --------------      ----------------
                                   2000      1999      2000       1999
                                   ----      ----      ----      ------
      4th Quarter                   .47       .55       .25      (1.38)
      Full Year                    2.73      2.58      2.19        .19

        DuPont reported earnings from continuing operations, before one-time items, of $.47 per share for the fourth quarter compared to $.55 per share earned last year. For the full year 2000, earnings before one-time items totaled $2.73 per share versus $2.58 last year.
        "Aggressive pricing initiatives and improved productivity delivered underlying EPS growth in 2000, in the face of $1.3 billion in higher raw material costs and negative currency effects," said Charles O. Holliday, Jr., DuPont chairman and chief executive officer. "Our employees worldwide have done a tremendous job countering some of the worst conditions in our industry in a decade. Six segments had higher revenue and five improved earnings versus last year, a very sold performance."
Global Sales and Income Highlights
----------------------------------
        For the full year, consolidated sales totaled $28.3 billion compared to $26.9 billion in 1999. Segment sales, including transfers and a pro rata share of equity affiliates, were $31.8 billion, up 7 percent from $29.7 billion in 1999. Including one-time items totaling a net charge of $564 million after-tax, income from continuing operations was $2,314 million versus $219 million in 1999, resulting in earnings per share of $2.19 compared to $.19 last year. One-time items are described in the notes to the accompanying financial statements and their earnings impact is summarized in the table below:

                                ONE-TIME ITEMS
                                   $MM Pretax     $MM After-Tax   ($ Per Share)
                                  -------------   --------------  -------------
                                  2000    1999    2000    1999    2000   1999*
                                  -----  -------  -----  -------  -----  ------
1st Quarter - Total               (161)    (171)   (95)    (121)  (.09)   (.11)

2nd Quarter - Total               (418)     (62)  (261)     (40)  (.25)   (.04)

3rd Quarter - Total                 68     (534)    25     (444)   .02    (.42)

4th Quarter
  - WebMD Investment              (342)           (215)           (.20)
  - Nylon-Sabanci J.V.              24              24             .02
  - Restructuring Reserves          25              15             .01
  - Pharmaceuticals Litigation     (45)            (44)           (.04)
  - Pioneer Purchase Accounting    (20)            (13)           (.01)

4th Quarter Total                 (358)  (1,804)  (233)  (2,019)  (.22)  (1.93)

Full Year - Total                 (869)  (2,571)  (564)  (2,624)  (.54)  (2.39)

* Quarterly EPS amounts do not add to the full-year amount due to changes in shares outstanding during the year.


        The net fourth quarter charge for one-time items principally reflects a $.20 per share noncash charge to write-down the book value of the company's investment in WebMD to fair market value and to write-off warrants returned to WebMD following the company's decision to terminate the 1999 healthcare collaboration agreement. (A one-time noncash gain of $.20 per share was recorded in the fourth quarter of 1999 to establish the value of this invest-ment after the merger of Healtheon and WebMD.) Other fourth quarter 2000 one-time items were largely offsetting.
        Fourth quarter consolidated sales were $6.3 billion compared to $7.1 billion in 1999. Segment sales were $7.2 billion compared to $7.8 billion in 1999, down 8 percent.

        Fourth quarter income from continuing operations before one-time items was $494 million, compared to $583 million in the fourth quarter of 1999, down $89 million or 15 percent. The earnings decline reflects significantly lower earnings in the Pharmaceuticals, Nylon and Specialty Fibers segments. Full-year income from continuing operations before one-time items was
$2,878 million, up 1 percent from 1999. Higher sales volume and local selling prices as well as additional earnings from acquisitions and the Polyester restructuring, more than offset the negative impact of higher raw material costs, higher interest expense and a stronger U.S. dollar. Regional segment sales and related variances for the fourth quarter and full year are summarized below:
                                FOURTH QUARTER
                     Segment Sales                % Change Due To
                   -----------------   -------------------------------------
                   YR 00   % Change    Local   Currency            Portfolio
 Segment Sales      $B     vs. Yr 99   Price    Effect    Volume    Changes*
----------------   -----   ---------   -----   --------   ------   ---------
Worldwide           7.2       (8)        2        (5)       (4)       (1)
U.S.                3.4      (12)        2         0       (11)       (3)
Europe              1.7      (12)        4       (16)        0         0
Asia Pacific        1.3        7         1        (3)        4         5
Canada, Mexico,
  S. America        0.8        2        (2)       (2)        6         0

* Portfolio changes reflect the decreased ownership interest in Photomasks and restructuring the Polyester enterprise through formation of joint ventures. The latter increased sales in Asia and decreased sales in the United States.

                                   FULL YEAR
                     Segment Sales                % Change Due To
                   -----------------   -------------------------------------
                   YR 00   % Change    Local   Currency            Portfolio
 Segment Sales      $B     vs. Yr 99   Price    Effect    Volume    Changes*
----------------   -----   ---------   -----   --------   ------   ---------
Worldwide           31.8       7         2        (3)        2         6
U.S.                16.1       4         1         0        (3)        6
Europe               7.6       3         3       (12)        4         8
Asia Pacific         4.8      20         1         2        13         4
Canada, Mexico,
  S. America         3.3      12         2        (2)        5         7

* Portfolio changes reflect the Herberts and Pioneer acquisitions as well as decreased ownership interest in Photomasks and restructuring the Polyester Enterprise through formation of joint ventures (which increased sales in Asia and decreased sales in the United States).


o U.S. full-year sales volume declined 3 percent versus 1999, with fourth quarter volume 11 percent below a strong fourth quarter 1999. The latter reflects lower volumes of pharmaceuticals, fibers, automotive finishes, and TiO2.

o Asia Pacific full-year sales increased 20 percent reflecting 3 percent higher U.S. dollar (USD) prices, 13 percent higher volume and increased polyester sales resulting from joint venture growth in the region. However, volume growth slowed to 9 percent in the fourth quarter, and slowed to 4 percent excluding the impact of polyester structure changes.

o European full-year sales reflect 4 percent volume growth and an 8 percent increase from acquisitions, principally Herberts, partly offset by 9 percent lower USD prices resulting from the impact of a weak euro. For the fourth quarter, volume was flat versus 1999 reflecting a slowdown in automotive finishes, nonwovens and polyester. Fourth quarter sales were down 12 percent reflecting a 16 percent negative currency impact partly offset by 4 percent higher local prices.

Six Sigma
---------
        Six Sigma implementation continues to gain momentum. At the end of the year 2000, there were about 1,100 trained Black Belts and over 3,400 active projects. The potential pretax benefit from active projects was
$700 million. The actual annualized pretax benefit of completed projects at the end of the year 2000 was $370 million. By comparison, the company reported in the third quarter that annualized pretax benefits from Six Sigma implementation were estimated at $500 million in potential benefit for active projects and $260 million for completed projects.
Business Segment Performance
----------------------------
        Segment ATOI before one-time items for the fourth quarter and the full-year 2000 was $693 million and $3,684 million, respectively, compared to $784 million in the fourth quarter 1999, and $3,474 million for the year 1999. In the year 2000, six segments had higher revenue and five had improved earnings versus last year. Comments regarding fourth quarter and full-year 2000 results for individual segments are summarized below.
o Performance Coatings & Polymers - Full-year sales and earnings increased in all three business units - Performance Coatings, Engineering Polymers and Elastomers. Segment volume growth and higher local prices more than offset a significant adverse currency impact. In addition, lower fixed costs driven by ongoing Herberts integration activities contributed to increased earnings. Fourth quarter sales were 10 percent lower than 1999 reflecting lower vehicle builds in the United States and a weak euro.

o Specialty Fibers - Fourth quarter sales and earnings were 8 percent and 24 percent lower, respectively. Improvement from "Kevlar" and "Nomex" aramid fibers partially offset lower "Lycra" elastane earnings, which were adversely affected by currency, higher raw material costs, and continued price competition from generic elastane.

o Specialty Polymers - Fourth quarter and full-year earnings increases in "Corian", Fluoropolymers, and iTechnologies offset a significant decline in Packaging & Industrial Polymers earnings resulting from higher ethane costs. Fourth quarter segment earnings increased 10 percent on slightly lower sales, with full-year earnings up 7 percent.

o Pigments & Chemicals - Full-year earnings increased 13 percent reflecting 7 percent higher sales and lower fixed costs. Sales increased in all business units with higher average prices and improved volumes principally outside the United States. Fourth quarter sales were flat, due to lower volumes in the United States.

o Polyester Enterprise - Full-year segment earnings were $69 million versus a loss of $39 million last year. The improvement principally reflects a sub-stantial reduction in fixed costs achieved through productivity measures and restructuring. Fourth quarter sales were 14 percent lower, reflecting depressed conditions in worldwide fibers markets. Margins continue being squeezed by higher raw material and energy costs.

o Nylon Enterprise - Full-year segment sales increased 1 percent and earnings declined 23 percent, principally reflecting the impact of higher raw material costs. Fourth quarter sales were down 3 percent due to lower flooring and apparel volumes, particularly in the United States. Forty-six percent lower earnings in the quarter reflect lower volumes and negative currency impact, in addition to significantly higher raw material costs.

o Agriculture & Nutrition - Full-year segment earnings were down 7 percent on 3 percent lower sales, lower variable margins in Crop Protection and higher natural gas costs, and planned higher marketing costs in Nutrition & Health. Volumes were essentially flat for the year while lower USD prices reduced sales by 3 percent. Fourth quarter earnings were up 13 percent versus 1999 despite lower sales due to lower fixed costs in both business units.

o Pioneer - Pioneer results for the year reflect strong performance in a difficult agricultural economy. Corn and soybean seed revenues increased 6 and 12 percent, respectively, over 1999 on a comparable basis. Higher net selling prices more than offset a slight decline in corn unit volumes. Soybean units and prices were both up as flyphosate tolerant acreage continued to expand.

o Pharmaceuticals - A fourth quarter loss of $13 million was primarily due to lower sales, as product in the distribution channel began to be reduced.
   As planned, R&D and marketing expenses increased. "Cardiolite" cardiac imaging agent sales and earnings benefited from customer purchases prior to a year-end price increase. In the quarter, DuPont announced plans to separate the Pharma business. Major product sales are shown below:

           ($ in millions)        4Q 2000   YR 2000   4Q 1999   YR 1999
       ------------------------   -------   -------   -------   -------
       "Coumadin"                     7       256        89       464
       SustivaTM                     50       386        87       211
       "Sinemet Brand"               35       170        95       331
       "Cardiolite"/MiralumaTM       93       272        68       210

Outlook
-------
        The company anticipates that the challenging economic condition experienced in the second half of 2000 will continue into the first half of 2001 and is accelerating efforts to manage costs in line with the difficult business environment. In assessing the outlook for the first half of 2001, it is important to consider the varying impact of economic factors across the DuPont portfolio of businesses.
o The Pharmaceuticals segment revenues and earnings will significantly decline in the first half of 2001, as product in the distribution channel returns to normal levels and the business increases investment in R&D and marketing to support a promising R&D pipeline. Accordingly, the company expects Pharmaceuticals to continue to show losses in the first half of 2001, weighted toward the first quarter. First quarter losses are expected to be several times greater than those of the fourth quarter. This outlook includes the impact of accounting for "Cozaar" losartan potassium payments on an equalized basis, beginning Feb. 1, 2001. The company expects the Pharmaceuticals business to return to profitability during the second half of 2001.

o The agriculture related segments are expected to continue to operate in a difficult farm economy and experience negative currency impacts during the first half of 2001. In addition, the company expects that, as high U.S. natural gas prices drive up nitrogen fertilizer costs, North American planting decisions may be affected, tending to decrease total acreage planted and shift the crop mix away from corn. High natural gas costs will continue to pressure Protein Technologies International, whose manufactur-ing processes are natural gas energy intensive. Taking these factors into account, the company expects a moderately negative operating outlook for these segments versus 2000.

o DuPont chemicals and materials businesses will continue to be adversely affected by high raw materials costs and the current economic slow down. The company expects further weakening in apparel, automotive and housing markets - which are end-use markets for over 40 percent of DuPont sales. In aggregate, these segments will see significantly lower first half sales and ATOI, compared to a strong first half in 2000.

o While the company currently expects adverse macroeconomic conditions at least through the first half of 2001, these are expected to have the greatest impact in the first quarter of 2001 - when declines in demand, increases in energy and raw materials prices and negative currency impacts are anticipated to be the most pronounced.

o In addition to these business-related factors, preliminary indications are that the impact of changes in assumptions used to measure accruals for pension and other post-retirement employee benefits (OPEBs) could result in increased cost in the range of $.01 - $.03 per share, per quarter, versus 2000.

o DuPont has accelerated operational initiatives begun last year to manage costs in line with the business environment. Actions have been taken to streamline logistics, production scheduling, purchasing and other processes through Six Sigma; improve pricing and product mix; reduce working capital and capital expenditures; and strengthen focus on the customer. Through aggressive and integrated management of these performance levers, the company expects to mitigate some of the impact of macroeconomic factors while strengthening its businesses.

        "We share the concerns voiced throughout our industry over the economic uncertainties for 2001 and the volatility of the business environment we are facing," Holliday said. "We are addressing these concerns by staying focused on the fundamentals and will bring spending in line with a tough environment, while staying alert to opportunities for targeted growth investment. We will be poised to capitalize on a recovery when it occurs."

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking state-ments may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These state-ments are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in DuPont's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regula-tions, policies and economic conditions of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; research and development of new products, including regulatory approval and market acceptance, seasonality of sales of agricultural products.


                                      ###

1/24/01




E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES


                                                                 Three Months Ended          Year Ended
CONSOLIDATED INCOME STATEMENT                                       December 31              December 31
-------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share)                           2000       1999         2000         1999
-------------------------------------------------------------------------------------------------------------
SALES .......................................................   $6,316     $ 7,140      $28,268      $26,918
Other Income<Fa> ............................................      (52)        562          934          974
                                                                ------     -------      -------      -------
  Total .....................................................    6,264       7,702       29,202       27,892
                                                                ------     -------      -------      -------
Cost of Goods Sold and Other Operating Charges<Fb> ..........    4,188       4,681       18,207       16,991
Selling, General and Administrative Expenses ................      765         811        3,041        2,595
Depreciation ................................................      360         363        1,415        1,444
Amortization of Goodwill and Other Intangible Assets<Fc> ....      116         110          445          246
Research and Development Expense ............................      453         478        1,776        1,617
Interest and Debt Expense ...................................      194         202          810          535
Purchased In-Process Research and Development<Fd> ...........      -         2,210          (11)       2,250
Employee Separation Costs and Write-Down of Assets<Fe> ......      (25)        (72)         101          524
Gain on Issuance of Stock by Affiliates - Nonoperating<Ff> ..      -           -            (29)         -
                                                                ------     -------      -------      -------
  Total .....................................................    6,051       8,783       25,755       26,202
                                                                ------     -------      -------      -------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  AND MINORITY INTERESTS ....................................      213      (1,081)       3,447        1,690
Provision for Income Taxes ..................................      (61)        344        1,072        1,410
Minority Interests in Earnings of Consolidated Subsidiaries .       13          11           61           61
                                                                ------     -------      -------      -------
INCOME (LOSS) FROM CONTINUING OPERATIONS ....................      261      (1,436)       2,314          219
DISCONTINUED OPERATIONS
  Gain on Disposal of Discontinued Business,
    Net of Income Taxes<Fg> .................................      -            16          -          7,471
                                                                ------     -------      -------      -------
NET INCOME (LOSS) ...........................................   $  261     $(1,420)     $ 2,314      $ 7,690
                                                                ======     =======      =======      =======
=============================================================================================================

BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK<Fh><Fi>
  Continuing Operations .....................................   $  .25     $ (1.38)     $  2.21      $   .19
  Discontinued Operations ...................................      -           .02         -            6.89
                                                                ------     -------      -------      -------
  Net Income (Loss) .........................................   $  .25     $ (1.36)     $  2.21      $  7.08
                                                                ======     =======      =======      =======
DILUTED EARNINGS PER SHARE OF COMMON STOCK<Fh><Fi>
  Continuing Operations .....................................   $  .25     $ (1.38)     $  2.19      $   .19
  Discontinued Operations ...................................      -           .02         -            6.80
                                                                ------     -------      -------      -------
  Net Income (Loss) .........................................   $  .25     $ (1.36)     $  2.19      $  6.99
                                                                ======     =======      =======      =======
DIVIDENDS PER SHARE OF COMMON STOCK .........................   $  .35     $   .35      $  1.40      $  1.40
                                                                ======     =======      =======      =======


[FN]
FOOTNOTES TO CONSOLIDATED INCOME STATEMENT
------------------------------------------
<Fa> Fourth quarter 2000 includes a noncash charge of $342 to write down the
     Company's investment in WebMD to estimated fair market value and to write off warrants returned to WebMD in connection with terminating the Company's 1999 healthcare collaboration agreement with WebMD. Fourth quarter 2000 also includes a $24 gain related to formation of a global 50/50 joint venture with Sabanci Holding for industrial nylon.

     In addition, total year 2000 includes the following gains: $94 result-ing from the sale of stock that reduced the Company's ownership interest in DuPont Photomasks, $23 resulting from the sale of the Company's interest in a Mexican affiliate, and $176 resulting from the sale by Pioneer of certain equity securities classified as available for sale.

     Fourth quarter 1999 includes a noncash $336 gain associated with exchanging the Company's investment in WebMD for Healtheon/WebMD, an $80 benefit related to recalculation of interest on federal tax refunds and liabilities, and a $55 loss related to the formation of a 50/50 joint venture for the polyester films business. In addition, total year 1999 includes an exchange loss of $131 on forward exchange contracts pur-chased in 1998 to lock in the U.S. dollar cost of the acquisition of Herberts.

<Fb> In accordance with purchase accounting rules applied to the acquisition of the remaining 80 percent ownership interest in Pioneer on October 1, 1999, Pioneer inventory was increased to fair value. This inventory step-up generates noncash charges to cost of goods sold as the inventory on hand at the acquisition date is sold. Fourth quarter and total year 2000 charges were $20 and $609, respectively. Fourth quarter 2000 also includes a charge of $45 to establish a litigation reserve within the Pharmaceuticals segment.

     Total year 2000 also includes a charge of $29 for accrued post-employ-ment costs for Pioneer employees and a charge of $100 to increase the Company's reserve for "Benlate" 50 DF fungicide litigation.

<Fc> Includes amortization expense associated with the March 1999 acquisition of Herberts and the October 1999 acquisition of the remaining 80 percent ownership in Pioneer. Prior to October 1, 1999, Pioneer's results (including amortization expense associated with the Company's 20 percent ownership interest) were reported as Other Income.

<Fd> Total year 2000 includes a credit of $11 that was recorded based on revisions of preliminary purchase price allocations associated with the October 1, 1999 purchase of the remaining 80 percent ownership interest in Pioneer.

     During the fourth quarter 1999, a charge of $2,186 was recorded in con-nection with the purchase of Pioneer based on preliminary allocations of purchase price. In addition, a fourth quarter charge of $24 was

[FN]
FOOTNOTES TO CONSOLIDATED INCOME STATEMENT - (CONT'D)
-----------------------------------------------------
     recorded on revisions of preliminary purchase price allocations asso-ciated with the purchase of Herberts. Total year 1999 also includes an estimated charge of $40 that was initially recorded in conjunction with the purchase of Herberts based on preliminary allocations of purchase price.

<Fe> During the fourth quarter 2000, a net benefit of $25 was recorded to reflect changes in estimates related to restructuring activities. Total year 2000 includes restructuring charges of $126 resulting from the activities within Pigments & Chemicals and Performance Coatings & Polymers, partly offset by the $25 fourth quarter changes in estimates as discussed above. The charge for Pigments & Chemicals totaled a $28 and included termination payments to about 65 employees and the shutdown of various operating facilities at the Chambers Works site. The Performance Coatings & Polymers charges totaled $98 and included termination payments to about 1,000 employees and the shutdown of manufacturing facilities associated with the continued restructuring of the performance coatings business.

     During the fourth quarter 1999, a net benefit of $72 was recorded to reflect changes in estimates related to restructuring and divestiture activities. Total year 1999 includes charges of $596 resulting from the implementation of restructuring activities within Agriculture & Nutrition, the Nylon Enterprise and the Polyester Enterprise, partly offset by the $72 fourth quarter changes in estimates as discussed above.

<Ff> Represents an increase in the Company's equity investment in DuPont
     Photomasks that resulted from the issuance by DuPont Photomasks of additional shares to unrelated parties at a price in excess of book value.

<Fg> Reflects income from Conoco's operations through August 6, 1999 and includes the gain of $7,306 realized by the Company from the completion of the Conoco exchange offer.

<Fh> Earnings per share are calculated on the basis of the following average number of common shares:
                 Three Months Ended                  Year Ended
                     December 31                     December 31
            -----------------------------   -----------------------------
                Basic          Diluted          Basic          Diluted
            -------------   -------------   -------------   -------------
     2000   1,039,337,687   1,045,723,893   1,043,358,416   1,051,042,524
     1999   1,045,195,827   1,045,195,827   1,084,537,228   1,097,970,329

<Fi> Year-to-date earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.





E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES


SEGMENT INFORMATION -                                 Three Months Ended                 Year Ended
CONTINUING OPERATIONS<Fa><Fb>                            December 31                     December 31
-------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                2000          1999              2000           1999
-------------------------------------------------------------------------------------------------------------
SEGMENT SALES<Fc>
-------------
Agriculture & Nutrition ......................      $  588        $   622          $ 2,511        $ 2,592
Nylon Enterprise .............................       1,109          1,138            4,554          4,487
Performance Coatings & Polymers ..............       1,544          1,713            6,485          6,111
Pharmaceuticals ..............................         315            457            1,487          1,630
Pigments & Chemicals .........................         935            933            3,907          3,660
Pioneer ......................................          85             64            1,938            427
Polyester Enterprise .........................         611            714            2,533          2,649
Specialty Fibers .............................         807            876            3,452          3,448
Specialty Polymers ...........................       1,142          1,152            4,508          4,255
Other ........................................          76            129              456            481
                                                    ------        -------          -------        -------
  Total Segment Sales ........................       7,212          7,798           31,831         29,740

Elimination of Intersegment Transfers ........        (141)          (191)            (642)          (733)
Elimination of Equity Affiliate Sales ........        (755)          (468)          (2,927)        (2,092)
Miscellaneous ................................         -                1                6              3
                                                    ------        -------          -------        -------
  CONSOLIDATED SALES .........................      $6,316        $ 7,140          $28,268        $26,918
                                                    ======        =======          =======        =======
AFTER-TAX OPERATING INCOME (LOSS)<Fd><Fe>
---------------------------------
Agriculture & Nutrition<Ff> ..................      $   40        $    32          $   189        $   159
Nylon Enterprise<Fg> .........................          79            107              328             63
Performance Coatings & Polymers<Fh> ..........         196            167              674            582
Pharmaceuticals<Fi> ..........................         (57)            48               89            230
Pigments & Chemicals<Fj> .....................         196            168              714            634
Pioneer<Fk> ..................................        (126)        (2,339)            (195)        (2,313)
Polyester Enterprise<Fl> .....................          34            (37)              73           (119)
Specialty Fibers .............................         147            194              690            732
Specialty Polymers ...........................         190            174              713            668
Other<Fm> ....................................        (239)           202             (174)           246
                                                    ------        -------          -------        -------
  Total Segment ATOI .........................         460         (1,284)           3,101            882

Interest & Exchange Gains and Losses     .....        (112)           (70)            (493)          (362)
Corporate Expenses<Fo> .......................         (87)           (82)            (294)          (301)
                                                    ------        -------          -------        -------
  INCOME (LOSS) FROM CONTINUING OPERATIONS ...      $  261        $(1,436)         $ 2,314        $   219
                                                    ======        =======          =======        =======
=============================================================================================================


[FN]
NOTES TO SEGMENT INFORMATION - CONTINUING OPERATIONS
----------------------------------------------------
<Fa> In September 1997, the Company acquired a 20 percent interest in Pioneer and on October 1, 1999, the Company acquired the remaining 80 percent ownership interest. A new segment has been added to separately report Pioneer results; amounts previously reported in the Agriculture & Nutrition segment have been reclassified.

<Fb> Certain reclassifications of segment data have been made to reflect changes in organizational structure.

<Fc> Includes pro rata equity affiliate sales and intersegment transfers.

<Fd> Fourth quarter 2000 includes a net benefit of $15 resulting from changes in estimates related to restructuring activities as follows: Agriculture & Nutrition - $6; Nylon Enterprise - $3; Performance Coatings & Polymers
     - $2; and Polyester Enterprise - $4.

<Fe> Fourth quarter 1999 includes a net benefit of $47 resulting from changes in estimates related to restructuring and divestiture activities as follows: Agriculture & Nutrition - $2; Nylon Enterprise - $11; Performance Coatings & Polymers - $1; Pharmaceuticals - $3; Pigments & Chemicals - $1; Polyester Enterprise - $10; Specialty Fibers - $1,; Specialty Polymers - $2; and Other - $16.

<Ff> Total year 2000 includes a charge of $62 to increase the Company's reserve for "Benlate" 50 DF fungicide litigation.

     Total year 1999 includes a charge of $107 attributable to separation costs for about 800 employees, shutdown of various manufacturing facilities and the write-off of an intangible asset resulting from the loss of exclusive product marketing rights.

<Fg> Fourth quarter and total year 2000 includes a $24 gain related to formation of a global 50/50 joint venture with Sabanci Holding for industrial nylon.

     Total year 1999 includes a $337 charge, of which $247 represents an impairment charge for the write-down of an adipic acid plant in Singapore that continues to operate. Other costs are principally due to the write-down of manufacturing assets in India pursuant to a sales agreement and the liquidation of a joint venture in China.

<Fh> Total year 2000 includes a charge of $61 related to employee separation costs for about 1,000 employees within Performance Coatings, the shutdown of related manufacturing facilities, and other exit costs.

[FN]
NOTES TO SEGMENT INFORMATION - CONTINUING OPERATIONS - (CONT'D)
---------------------------------------------------------------
     Fourth quarter 1999 includes a charge of $24 to increase the preliminary purchase price allocation to purchased in-process research and develop-ment in conjunction with the acquisition of Herberts. Total year 1999 includes a charge of $64 attributable to purchased in-process research and development associated with the acquisition of Herberts.

<Fi> Fourth quarter and total year 2000 includes a charge of $44 to establish a litigation reserve.

     Fourth quarter and total year 1999 includes a charge of $36 resulting from finalization of the tax basis related to the assets acquired and liabilities assumed in connection with the purchase of Merck's 50 percent interest in The DuPont Merck Pharmaceutical Company.

<Fj> Total year 2000 includes a charge of $17 resulting from restructuring manufacturing operations at the Chambers Works site, offset by a gain of $16 attributable to the sale of the Company's interest in a Mexican affiliate.

<Fk> Fourth quarter 2000 includes a noncash charge of $13 resulting from the sale of acquired Pioneer inventories which, in accordance with purchase accounting rules, were recorded at fair value on October 1, 1999. Total year 2000 includes charges of $379 resulting from the sale of acquired Pioneer inventories and a charge of $42 for accrued post-employment costs for Pioneer employees, partly offset by a $109 gain resulting from the sale by Pioneer of certain equity securities classified as available for sale and a credit of $11 to reduce the preliminary purchase price allocated to purchased in-process research and development.

     Fourth quarter and total year 1999 include a net charge of $2,213, of which $2,186 is an estimated charge to write off the purchase price allocated to in-process research and development based on preliminary purchase price allocations in conjunction with the acquisition of the remaining 80 percent interest in Pioneer.

<Fl> Fourth quarter 1999 includes a charge of $50 resulting from a loss on formation of a 50/50 global joint venture with Teijin for the polyester films business. Total year 1999 also includes a charge of $40 related to employee separation costs for about 850 employees.

<Fm> Fourth quarter 2000 includes a noncash charge of $215 to write down the
     Company's investment in WebMD to estimated fair market value and to write off warrants returned to WebMD in connection with terminating the Company's 1999 healthcare collaboration agreement with WebMD. Total year 2000 includes this fourth quarter charge, partly offset by a gain of $62 resulting from the sale of stock that reduced the Company's ownership interest in DuPont Photomasks.

[FN]
NOTES TO SEGMENT INFORMATION - CONTINUING OPERATIONS - (CONT'D)
---------------------------------------------------------------
     Fourth quarter and total year 1999 includes a noncash $208 gain associated with exchanging the Company's investment in WebMD for Healtheon/WebMD.

[FN] Fourth quarter 1999 includes a benefit of $49 related to recalculation of interest on federal tax refunds and liabilities. Total year 1999 includes this fourth quarter gain, which was offset by an exchange loss of $81 on forward exchange contracts purchased in 1998 to lock in the U.S. dollar cost of the acquisition of Herberts. The purchase price for Herberts was negotiated in German marks.

<Fo> Total year 2000 includes a nonoperating gain of $19 on issuance of stock by affiliates. This represents the increase in the Company's equity investment in DuPont Photomasks that resulted from the issuance by DuPont Photomasks of additional shares to unrelated parties at a price in excess of book value.



E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES


SEGMENT SALES<Fa>
(4TH QUARTER 2000 VS 4TH QUARTER 1999)
------------------------------------------------------------------------------------------------------------------
                                                                  Segment Sales
                                                               Three Months Ended
                                                                  December 31         Percentage Change Due to:
                                                               ------------------    ----------------------------
                                                                                     U.S.$
                                                                  $      Change      Price     Volume    Other<Fb>
                                                               ------    ------      ------    ------    --------
Agriculture & Nutrition ...................................    $  588      (5)%       (4)%      (1)%
Nylon Enterprise ..........................................     1,109      (3)         0        (3)
Performance Coatings & Polymers ...........................     1,544     (10)        (3)       (7)
Pharmaceuticals ...........................................       315     (31)        N/M       N/M
Pigments & Chemicals ......................................       935       -          3        (3)
Pioneer ...................................................        85      33          0        33
Polyester Enterprise ......................................       611     (14)         0        (9)        (5)%
Specialty Fibers ..........................................       807      (8)        (8)        0
Specialty Polymers ........................................     1,142      (1)        (2)        1
Other .....................................................        76     (41)         -         -        (41)
                                                               ------
  Total                                                        $7,212      (8)%       (3)%      (4)%       (1)%

                                                                   ======
--------------
<Fa> Includes transfers and pro rata share of equity affiliate sales.
<Fb> Includes sales increase/(decrease) due to acquisitions and divestitures.


SEGMENT INFORMATION EXCLUDING
IMPACT OF ONE-TIME ITEMS -                                      Three Months Ended             Year Ended
CONTINUING OPERATIONS                                              December 31                 December 31
-----------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                          2000     1999    % Chg.    2000     1999    % Chg.
-----------------------------------------------------------------------------------------------------------------
AFTER-TAX OPERATING INCOME
--------------------------
Agriculture & Nutrition ...................................   $  34    $  30      13%    $  245   $  264     (7)%
Nylon Enterprise ..........................................      52       96     (46)       301      389    (23)
Performance Coatings & Polymers ...........................     194      190       2        733      645     14
Pharmaceuticals ...........................................     (13)      81     N/M        133      263    (49)
Pigments & Chemicals ......................................     196      167      17        715      633     13
Pioneer ...................................................    (113)    (126)    N/M        106     (100)   N/M
Polyester Enterprise ......................................      30        3     N/M         69      (39)   N/M
Specialty Fibers ..........................................     147      193     (24)       690      731     (6)
Specialty Polymers ........................................     190      172      10        713      666      7
Other .....................................................     (24)     (22)    N/M        (21)      22    N/M
                                                              -----    -----             ------   ------
  Total Segment ATOI ......................................     693      784     (12)     3,684    3,474      6

Interest & Exchange Gains and Losses ......................    (112)    (119)              (493)    (330)
Corporate Expenses ........................................     (87)     (82)              (313)    (301)
                                                              -----    -----             ------   ------
  INCOME FROM CONTINUING OPERATIONS .......................   $ 494    $ 583     (15)%   $2,878   $2,843      1%
                                                              =====    =====             ======   ======





FINANCIAL SUMMARY - CONTINUING OPERATIONS
-----------------------------------------
(Dollars in millions, except per share)


                                                         Three Months Ended                 Year Ended
                                                            December 31                     December 31
                                                     --------------------------      --------------------------
                                                      2000      1999     % Chg.       2000      1999     % Chg.
                                                     ------    ------    ------      ------    ------    ------
Selected Income Statement Data -
Excluding Impact of One-Time Items
----------------------------------
Consolidated Sales .............................     $6,316    $7,140    (12)%       $28,268   $26,918     5%
Segment Sales ..................................      7,212     7,798     (8)         31,831    29,740     7
Segment ATOI ...................................        693       784    (12)          3,684     3,474     6
EBIT ...........................................        782       941    (17)          5,189     4,858     7
EBITDA .........................................      1,258     1,414    (11)          7,049     6,548     8
Income From Continuing Operations ..............        494       583    (15)          2,878     2,843     1
EPS - Diluted ..................................       0.47      0.55    (15)           2.73      2.58     6




                                                     4th Quarter 2000 Vs.            Year 2000 Vs.
                                                     4th Quarter 1999                Year 1999
                                                     --------------------            -------------
Segment ATOI Variance Analysis -
Excluding Impact of One-Time Items
----------------------------------
Prices .........................................            $ 124                       $ 349
Volume .........................................             (127)                        258
Costs ..........................................             (152)                       (664)
Other ..........................................               66                           3
Currency .......................................              (50)                       (149)
Portfolio Change ...............................               48                         413
                                                            -----                       -----
  Total ........................................            $ (91)                      $ 210
                                                            =====                       =====



                                  SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                 E. I. DU PONT DE NEMOURS AND COMPANY
                                             (Registrant)




                                          /s/ D. B. Smith
                                 ------------------------------------
                                             D. B. Smith
                                         Assistant Controller




January 24, 2001









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